EXHIBIT 99

JAMES RIVER CORPORATION                                NEWS RELEASE
P.O. Box 2218, Richmond, VA 23218 (804) 644-5411


Release:  Immediate      Contact: Celeste Gunter, Financial      (804) 649-4307
                                  Richard B. Elder, Media        (804) 343-4785




            JAMES RIVER REPORTS IMPROVED SECOND QUARTER 1997 RESULTS



     RICHMOND, Va., July 24, 1997 -- James River Corporation today reported significantly improved second quarter 1997 earnings. Excluding non-recurring items in both years, earnings were $.47 per share in the second quarter of 1997, nearly double the $.24 per share posted in the second quarter of 1996. Net income, as reported, was $90.8 million, or $.81 per share, for the quarter compared to $30.5 million, or $.18 per share, for the same quarter in the prior year.

     Sales for the current quarter were $1.4 billion, compared to $1.6 billion reported in 1996. Excluding divested operations, sales declined by approximately 2 percent. While unit sales volumes increased in each of the company's businesses compared to last year, these gains were offset by lower general market pricing and the effect of foreign currency translation.

NON-RECURRING ITEMS
     During the second quarter of 1997, the company reported a pretax gain of $57.7 million ($35.2 million net of taxes, or $.34 per share) on the sale of approximately 95,000 acres of southern timberlands. Results for the second quarter of 1996 included non-recurring charges of $7 million ($4.2 million net of taxes, or $.06 per share) for severance costs and net losses on asset dispositions.

FIRST  HALF   RESULTS
     For the first six months, excludingnon-recurring items, net income was $103.1 million, or $.85 per share, in 1997 compared with $69.5 million, or $.47 per share, in 1996. Net sales of $2.8 billion in 1997 were approximately 11 percent below the $3.1 billion reported in 1996, principally due to divestitures. Excluding revenues of divested businesses, sales declined by approximately 1 percent.

RESULTS BY BUSINESS SEGMENT
        James River's North American Consumer Products Business posted operating profits of $84 million in the current quarter, 39 percent higher than the $60.4 million reported in last year's second quarter. Sales for the two quarters were similar, at $734 million in 1997, compared to $733 million in 1996, excluding sales of the divested party goods business. Improved results were attributable to a combination of higher sales volumes for tissue-based products sold in both retail and away-from-home markets, with a significant contribution from new product offerings; reduced raw material and manufacturing costs; and improved promotional effectiveness. These gains were partially offset by lower average selling prices and increased purchases of unconverted tissue parent rolls, necessitated by the strong demand for the company's products.

        Operating profits for the European Consumer Products Business were $42 million in the second quarter of 1997, similar to the $41.8 million reported in the prior year. Sales declined to $417 million in the current quarter from $452 million in the prior year. While finished product sales volumes were more than 5 percent higher than in the prior year, the operating profit benefits from these stronger volumes and lower average raw material and other costs were largely offset by the lower average selling prices and the impact of foreign currency translation, due to the strengthening of the U.S. dollar.

        The Packaging Business reported operating profits of $23.8 million, slightly below the $24 million posted in the second quarter of 1996. Due primarily to the divestitures of the Flexible Packaging and Inks divisions, sales declined from $320 million in the second quarter of 1996 to $198 million in the current quarter. Operating margins improved significantly from the prior year due to the improved business mix, increased volumes for folding cartons and paperboard, and lower manufacturing and raw material costs. These gains were partially offset by lower average selling prices.

        The Communications Papers Business reported lower operating income of $0.4 million in the current quarter, compared to $3.2 million in the prior year, while sales were comparable at $112 million in 1997 and $114 million in 1996. Compared to the prior year's quarter, stronger sales volumes and lower costs were more than offset by lower average selling prices. However, pricing for uncoated printing and converting papers gradually improved during the current quarter, allowing the business to post above-break-even results, as compared to the $3.6 million operating loss reported in the first quarter of 1997.

     General corporate expenses declined 24 percent to $17.9 million in the current quarter, compared to $23.6 million in the same quarter of the prior year, primarily as a result of reduced spending on new, integrated management information systems.

CASH FLOWS AND OTHER ACTIVITIES
     For the first half of 1997, cash provided by operations totaled $208 million. Net debt (total debt less cash and cash equivalents) declined to $1,737 million as of June 29, 1997, compared to $1,937 million as of December 29, 1996. Lower average debt levels allowed the company to reduce interest expense by approximately 15 percent in the first half of the year, from $88.1 million in 1996 to $75.3 million in 1997.

     In July 1997, James River announced that as of September 2, 1997, it is calling its Series P 9% Cumulative Convertible Preferred Stock for conversion into common stock at a conversion ratio of .9206 shares of common stock for each Series P depositary share. The conversion of the Series P depositary shares will reduce the company's aggregate cash dividends by approximately $16.5 million per year. Based on current consensus earnings estimates, the conversion of the Series P into common shares is not expected to have a material impact on the company's calculation of fully diluted earnings per share, excluding non-recurring charges.

 MERGER WITH FORT HOWARD

     On May 5, 1997, the company announced the signing of a definitive merger agreement with Fort Howard Corporation, to create a preeminent worldwide consumer products company. The merger will combine James River's strong marketing capabilities, brands and global reach with Fort Howard's low cost manufacturing capabilities and proprietary technologies. In connection with the merger, which is subject to regulatory clearance and shareholder approvals at special meetings scheduled for August 12, 1997, Fort Howard shareholders will receive 1.375 shares of James River common stock for each Fort Howard common share. James River shareholders will retain their current number of shares. The new, combined company will be named Fort James Corporation. Excluding an anticipated reorganization charge, the merger is expected to be accretive to earnings. The company anticipates that the merger will generate operating cost savings of more than $200 million per year over time, resulting from combining complementary technologies, optimizing product manufacturing and logistics across the combined systems, increasing purchasing efficiencies, eliminating redundant overhead costs, consolidating work forces where duplication exists and increasing product quality and productivity.

OUTLOOK

     Commenting on the quarter, Miles Marsh, the company's chairman and chief executive officer, said, "I am pleased to be able to report a continuing trend of strong year-over-year operating performance improvement, occurring despite lower average prices in many of our product lines. Our stronger performance is a direct result of our profit improvement efforts over the past two years, which have allowed us to focus the company more strongly on our less cyclical consumer products related businesses, to achieve meaningful cost reductions and productivity improvements, to build our brand equities and strengthen market positons, and to significantly improve our financial position. The increasing financial health of the company, together with the excellent progress being made organizationally to smoothly combine the two companies, provides us with a high level of confidence that our merger with Fort Howard will get off to a strong start."

     James River Corporation, headquartered in Richmond, Va., is a leading marketer and manufacturer of paper-based consumer products, packaging, and business, printing and converting papers. The second largest worldwide producer of tissue products, James River markets such leading brands as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, VANITY FAIR napkins, and DIXIE cups and plates in North America, and Lotus bathroom tissue, towels, and facial tissue in Europe. The company also markets QUILT-RAP sandwich wrap, QWIK WAVE microwave packaging, and EUREKA! and WORD PRO copy papers. James River's current annual sales rate is approximately $5.6 billion.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and company plans and objectives to differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive pricing pressures for the company's products; changes in raw material, energy and other costs; opportunities that may be presented to and pursued by the company; satisfaction of the conditions to close the merger with Fort Howard; determinations by regulatory and governmental authorities; the ability to successfully integrate the James River and Fort Howard businesses; and the ability to achieve synergistic and other cost reductions and efficiencies.
                                     # # #

                                FINANCIAL SUMMARY

              James River Corporation of Virginia and Subsidiaries
           For the Quarters (13 Weeks) and Six Months (26 Weeks) Ended
                         June 29, 1997 and June 30, 1996
                     (in millions, except per share amounts)


                                       Second Quarter         Six Months
                                   ---------------------------------------------
                                     1997(a)   1996(b)(c)  1997(a)    1996(b)(c)
--------------------------------------------------------------------------------

Net sales                          $1,412.4    $1,570.2    $2,794.3   $3,125.6


Income from operations                190.0        98.8       302.5      175.2


Net income                             90.8        30.5       138.3       51.0

Net income per common share            $.81        $.18       $1.19       $.25

Net income per common share,
  assuming full dilution               $.78        $.18       $1.16       $.25
--------------------------------------------------------------------------------

     (a) Results for the second quarter of 1997 included a nonrecurring gain of $57.7 million ($35.2 million net of taxes, or $.34 per share) on the sale of 95,000 acres of southern timberlands.

     (b) Results for the second quarter of 1996 included nonrecurring charges of $7.0 million ($4.2 million net of tax benefits, or $.06 per share) for severance costs and net losses on asset dispositions. Results for the first six months included nonrecurring charges of $30.4 million ($18.5 million net of tax benefits, or $.22 per share) for severance costs and net losses on asset dispositions.

     (c) Certain amounts in the prior year's financial statements have been reclassified to conform to the current year's presentation including a reclassification of customer freight charges from net sales to cost of sales of $73.4 million and $142.2 million for the quarter and six months ended June 30, 1996, respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS
James River Corporation of Virginia and Subsidiaries

                                                                           Quarters Ended            Six Months Ended
                                                                 --------------------------------------------------------------
                                                                        June 29,         June 30,      June 29,       June 30,
(in millions, except per share amounts)                                 1997 (a)     1996 (b) (c)      1997 (a)   1996 (b) (c)
-------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                $1412.4         $1,570.2      $2,794.3       $3,125.6
Cost of goods sold                                                       1,029.1          1,177.9       2,048.3        2,359.9
Selling and administrative expenses                                        251.0            286.5         501.2          560.1
Severance and other items (income) expense                                 (57.7)             7.0         (57.7)          30.4
-------------------------------------------------------------------------------------------------------------------------------
    Income from operations                                                 190.0             98.8         302.5          175.2
Interest expense                                                            37.4             42.7          75.3           88.1
Other income, net                                                            4.9              4.4          12.7            8.4
-------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes and
      minority interests                                                   157.5             60.5         239.9           95.5
Income tax expense                                                          66.2             26.6         100.8           42.0
-------------------------------------------------------------------------------------------------------------------------------
    Income before minority interests                                        91.3             33.9         139.1           53.5
Minority interests                                                          (0.5)            (3.4)         (0.8)          (2.5)
-------------------------------------------------------------------------------------------------------------------------------
    Net income                                                             $90.8            $30.5        $138.3          $51.0
===============================================================================================================================
Preferred dividend requirements                                             (8.1)           (14.6)        (16.3)         (29.3)
-------------------------------------------------------------------------------------------------------------------------------
    Net income applicable to common shares                                 $82.7            $15.9        $122.0          $21.7
===============================================================================================================================
Net income per common share and common share equivalents                    $.81             $.18         $1.19           $.25
===============================================================================================================================
Weighted average number of common shares and
common share equivalents                                                   102.7             85.5         102.6           85.5
===============================================================================================================================
Net income per common share and common share equivalents,
assuming full dilution                                                      $.78             $.18         $1.16           $.25
===============================================================================================================================
Weighted average number of common shares and
common share equivalents,assuming full dilution                            115.2             85.5         105.6           85.5
===============================================================================================================================

CONSOLIDATED BALANCE SHEETS
James River Corporation of Virginia and Subsidiaries                             June 29,           December 29,         June 30,
(in millions)                                                                        1997                   1996             1996
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                                                          $213.1                  $33.8            $63.9
Accounts receivable                                                                 696.5                  717.9            842.8
Inventories                                                                         683.2                  650.4            714.0
Other current assets                                                                118.8                  117.6            125.0
----------------------------------------------------------------------------------------------------------------------------------
     Total current assets                                                         1,711.6                1,519.7          1,745.7
----------------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                                                 3,531.8                3,751.5          3,965.3
Investments in affiliates                                                           161.5                  154.6            148.9
Other assets                                                                        428.6                  385.7            386.8
Goodwill                                                                            663.8                  730.0            743.3
----------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                $6,497.3               $6,541.5         $6,990.0
==================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued liabilities                                         $1,072.7               $1,103.4         $1,063.9
Current portion of long-term debt                                                   126.0                  116.9             21.5
----------------------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                     1,198.7                1,220.3          1,085.4
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                    1,824.2                1,853.9          2,294.7
Accrued postretirement benefits other than pensions                                 457.8                  458.0            466.3
Other long-term liabilities                                                         224.2                  259.9            475.2
Deferred income taxes                                                               488.3                  443.0            440.6
Preferred stock                                                                     738.4                  738.4            740.3
Common shareholders' equity                                                       1,565.7                1,568.0          1,487.5
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                   $6,497.3               $6,541.5         $6,990.0
==================================================================================================================================


SEGMENT INFORMATION
James River Corporation of Virginia and Subsidiaries
(in millions)                                                     First        Second        Third        Fourth
                                                                  Quarter      Quarter       Quarter      Quarter          Year
-------------------------------------------------------------------------------------------------------------------------------
1997 NET SALES:
    Consumer products:
       North America                                               $687.5       $733.6                                $1,421.1
       Europe                                                       426.6        417.1                                   843.7
    Packaging                                                       196.7        198.3                                   395.0
    Communications papers                                           119.3        112.0                                   231.3
    Intersegment elimination                                        (48.2)       (48.6)                                  (96.8)
-------------------------------------------------------------------------------------------------------------------------------
      Total net sales                                            $1,381.9     $1,412.4                                $2,794.3
===============================================================================================================================
1996 NET SALES (b):
    Consumer products:
       North America                                               $710.9       $745.2       $685.3       $668.4      $2,809.8
       Europe                                                       464.9        452.4        445.2        434.7       1,797.2
    Packaging                                                       341.2        319.9        280.0        198.8       1,139.9
    Communications papers                                           112.2        113.8        116.2        114.5         456.7
    Intersegment elimination                                        (73.8)       (61.1)       (47.9)       (48.9)       (231.7)
-------------------------------------------------------------------------------------------------------------------------------
      Total net sales                                            $1,555.4     $1,570.2     $1,478.8     $1,367.5      $5,971.9
===============================================================================================================================
1997 INCOME (LOSS) FROM OPERATIONS (a):
    Consumer products:
       North America                                                $68.4        $84.0                                  $152.4
       Europe                                                        45.3         42.0                                    87.3
    Packaging                                                        21.2         23.8                                    45.0
    Communications papers                                            (3.6)         0.4                                    (3.2)
    General corporate expenses                                      (18.8)       (17.9)                                  (36.7)
    Severance and other items income                                              57.7                                    57.7
-------------------------------------------------------------------------------------------------------------------------------
      Income from operations                                       $112.5       $190.0                                  $302.5
===============================================================================================================================
1996 INCOME (LOSS) FROM OPERATIONS (b)(c) :
    Consumer products:
       North America                                                $63.6        $60.4        $80.7        $68.1        $272.8
       Europe                                                        24.8         41.8         47.8         38.5         152.9
    Packaging                                                        29.8         24.0         22.9         15.2          91.9
    Communications papers                                             4.2          3.2          4.8         10.0          22.2
    General corporate expenses                                      (22.6)       (23.6)       (25.3)       (24.7)        (96.2)
    Severance and other items (expense) income                      (23.4)        (7.0)        30.3        (10.6)        (10.7)
-------------------------------------------------------------------------------------------------------------------------------
      Income from operations                                        $76.4        $98.8       $161.2        $96.5        $432.9
===============================================================================================================================


     (a) Results for the second quarter of 1997 included a nonrecurring gain of $57.7 million ($35.2 million net of taxes, or $.34 per share) on the sale of 95,000 acres of southern timberlands.

     (b) Results for the second quarter of 1996 included nonrecurring charges of $7.0 million ($4.2 million net of tax benefits, or $.06 per share) for severance costs and net losses on asset dispositions. Results for the first six months included nonrecurring charges of $30.4 million ($18.5 million net of tax benefits, or $.22 per share) for severance costs and net losses on asset dispositions.

     (c) Certain  amounts in the prior  year's  financial  statements  have been
reclassified  to  conform  to  the  current  year's  presentation   including  a
reclassification  of customer freight charges from net sales to cost of sales of
$73.4  million and $142.2  million for the quarter and six months ended June 30,
1996, respectively.

CONSOLIDATED STATEMENTS OF CASH FLOWS
James River Corporation of Virginia and Subsidiaries                                          SIX MONTHS ENDED
                                                                                ------------------------------------------
(in millions)                                                                          June 29, 1997         June 30, 1996
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
    Net income                                                                                $138.3                 $51.0
    Depreciation expense and cost of timber harvested                                          190.6                 205.3
    Amortization of goodwill                                                                    10.2                  10.3
    Deferred income tax provision                                                               53.6                   4.8
    Undistributed earnings of unconsolidated affiliates                                         (1.7)                  3.9
    Severance and other items (income) expense                                                 (57.7)                 30.4
    Change in current assets and liabilities:
       Accounts receivable                                                                     (31.8)                (24.8)
       Inventories                                                                             (47.9)                 67.0
       Other current assets                                                                      5.4                   (.3)
       Current liabilities                                                                      23.2                  31.5
    Foreign currency hedge                                                                     (31.5)
    Other, net                                                                                 (42.6)                (20.6)
---------------------------------------------------------------------------------------------------------------------------
      Cash provided by operating activities                                                    208.1                 358.5
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
    Expenditures for property, plant and equipment                                            (133.7)               (185.7)
    Cash received from sale of assets                                                          113.3                  66.5
    Other, net                                                                                   7.9                   3.0
---------------------------------------------------------------------------------------------------------------------------
      Cash used for investing activities                                                       (12.5)               (116.2)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
    Additions to long-term debt                                                                 38.9                   1.6
    Payments of long-term debt                                                                 (10.5)               (192.6)
    Dividends paid                                                                             (54.8)                (55.2)
    Common stock issued on exercise of stock options                                            10.1                   1.7
---------------------------------------------------------------------------------------------------------------------------
      Cash used for financing activities                                                       (16.3)               (244.5)
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                              $179.3                 $(2.2)
===========================================================================================================================